EXHIBIT 21.1

List of Subsidiaries of Sirona Dental Systems, Inc.

Region	Country	Entity Name	Location

	United States	Sirona Dental, Inc.	New York
		Sirona Bermuda Hold Co, LLC	New York
		Arges Imaging, Inc.	Pasadena
		Infinident, Inc.	New York
		CCRI, Inc.	San Clemente

Americas	Bermuda	Sirona Bermuda Holdings LP
Sirona Bermuda I Ltd.
Sirona Bermuda II Ltd.

	Brazil	Sirona Dental Comércio de Produtos e Sistemas Odontológicos Ltda.	São José

	Mexico	Sirona Dental Mexico S. de R.L. de C.V.	Mexico City

	Germany	Sirona Dental Systems GmbH	Bensheim
		Sirona Dental Services GmbH	Bensheim
		Sirona Immobilien GmbH	Bensheim
		Sirona Verwaltungs GmbH	Bensheim
		Sirona Technologie GmbH & Co. KG	Bensheim
		SiCAT Verwaltungs GmbH	Bonn
		SiCAT GmbH & Co. KG	Bonn
		infiniDent Services GmbH	Darmstadt
		Durango Bensheim Verwaltungs GmbH	Frankfurt
		Durango Bensheim GmbH & Co. KG	Frankfurt

	Austria	Sirona Holding GmbH	Salzburg
		Sirona Dental GmbH	Salzburg

	Italy	Sirona Dental Systems s.r.l.	Verona
		MHT S.p.A.	Verona
Europe / Middle		Nectar Imaging s.r.l.	Verona
East / Africa		FONA s.r.l.	Milan

	France	Sirona Dental Systems SAS	Paris

	United Kingdom	Sirona Dental Systems Ltd.	London

	Denmark	Sirona Dental a/s	Risskov

	Russia	Sirona Dental Systems O.O.O.	Moscow

	Slovakia	FONA Dental s.r.o.	Bratislava

	Turkey	Sirona Dental Limited Sirketi	Istanbul

	Switzerland	MHT Optic Research AG	Niederhasli
		Cyfex AG (minority shareholding)	Zurich

	South Africa	Sirona Dental Systems South Africa (Pty) Ltd.	Johannesburg

	China	Sirona Dental Systems (Foshan) Co., Ltd.	Foshan
		Sirona Dental Systems Trading (Shanghai) Co., Ltd.	Shanghai
		Sirona Dental Systems (HK) Ltd.	Hong Kong

	Japan	Sirona Dental Systems K.K.	Tokyo

	Australia	Sirona Dental Systems Pty. Ltd.	Sydney
Asia / Pacific
	South Korea	Sirona Dental Systems Korea, Ltd.	Seoul

	India	Sirona Dental Systems Private Ltd.	Mumbai

	Singapore	Sirona Dental Systems Pte. Ltd	Singapore

	Thailand	Sirona Dental Systems Co., Ltd	Bangkok
		The Dental Trading Co., Ltd	Bangkok